Union Security Insurance Company
Variable Account D of Union Security Insurance Company:
TD Waterhouse Variable Annuity

Union Security Life Insurance Company of New York
Separate Account A of Union Security Life Insurance Company of New York:
TD Waterhouse Variable Annuity

Supplement dated June 8, 2023 to the variable annuity prospectus dated May 1, 2023
This supplement to the variable annuity prospectus outlines changes in fund fees related to certain investment options since the variable annuity prospectus dated May 1, 2023. This may not reflect all of the changes that have occurred since you entered into your Contract. The changes are related to:
2. Key Information Table
Appendix A - Funds Available Under the Contract
All other provisions outlined in your variable annuity prospectus remain unchanged. This supplement is for informational purposes and requires no action on your part.
In section 2. Key Information Table: The table in “Ongoing Fees and Expenses (annual charges)” reflecting the current fees and expenses of the contract that you pay each year, depending on the options you choose, is deleted and replaced with the following table:

Annual Fee	Minimum	Maximum
Base Contract	0.47%¹	0.47%¹
Investment Options (fund fees and expenses)	0.14%²	1.54%²
1 As a percentage of average daily Sub-Account Values. [2] As a percentage of fund net assets.
In Appendix A - Funds Available Under the Contract: the following fund fees are updated as follows:

Fund and Adviser/Subadviser	Current Expenses
AB VPS Sustainable International Thematic Portfolio - Class A Adviser: AllianceBernstein, L.P.	1.54%*
NVIT Emerging Markets Fund - Class D Adviser: Nationwide Fund Advisors Subadviser: Lazard Asset Management, LLC and Standard Life Investments (Corporate Funds) Limited	1.40%*
This supplement should be retained for future reference.

HV-7979